Exhibit 99.1

(Sandusky, OH — May 12, 2005) – First Citizens Banc Corp (NASDAQ: FCZA) today announced that on May 6, 2005 it received a Nasdaq Staff Notification stating the Corporation is not in compliance with Nasdaq’s Marketplace Rule 4310(c)(14) because the Corporation failed to include management’s assessment of its internal controls over financial reporting and the related attestation report of its independent auditor in its Annual Report on Form 10-K for the year ended December 31, 2004.

The Nasdaq Staff Notification indicated that the Corporation’s common stock would be delisted at the opening of business on May 17, 2005 unless the Corporation requests a hearing before a Nasdaq Listing Qualification Panel. The Corporation intends to request a hearing, and its common stock will remain listed pending the Panel's decision. There can be no assurance the Panel will grant the Corporation’s request for continued listing.

As a result of the Corporation’s non compliance with Marketplace Rule 4310(c)(14), as of the opening of business on May 10, 2005, common shares of First Citizens Banc Corp began to trade under the ticker symbol “FCZAE.”

As of December 31, 2004, the Corporation did not complete all of the documentation and testing required by section 404 of the Sarbanes-Oxley Act of 2002 as it pertains to one of its banking affiliates, First Citizens Bank. This affiliate was formed on October 8, 2004 as the result of a merger between an existing affiliate, The Farmers State Bank, and an acquired company, First National Bank of Shelby. The Corporation is working diligently to file an amendment to its Annual Report on Form 10-K dated March 16, 2005 containing management’s assessment of its internal controls over financial reporting and the related attestation report of its independent auditor, with an estimated completion date in July, 2005.